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Net Element Announces First Quarter 2014 Results

Net Revenues Up Significantly Over Last Year, Cash Flow Positive Results

MIAMI – May 15, 2014 – Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a technology-driven group specializing in mobile payments and value-added transactional services in emerging countries and in the United States, announced today financial results for its first quarter ending March 31, 2014. Company generated positive cash flow as compared to significant losses for the same period in the prior year.

Conference Call

Net Element will host a conference call to discuss the financial and business highlights.

Date:	Friday, May 16, 2014
Time:	9:00AM Eastern / 6:00AM Pacific
Participant Dial-In:	877-303-9858 (Toll Free), 408-337-0139 (International)
Webcast:	http://www.media-server.com/m/p/nqptw5jn

It is recommended that participants dial in approximately 10 minutes prior to the start of the 9:00AM Eastern call. A webcast replay will be available following the call on the investor relations site http://investor.netelement.com/events.cfm.

First Quarter 2014 Financial Highlights:

•	Revenues were $4.8 million a post-acquisition increase of 558% from $0.9 million in the first quarter of 2013.
•	Operating activities provided $0.7 million of positive cash flow for the period, contrasted with $7.2 million of net cash used in the first quarter of 2013.
•	Secured $11.2 Million in financing from Cayman Invest in the form of an interest free convertible debenture.
•	Liabilities were $34.9 million, a decrease of 8% from $37.9 million in the first quarter of 2013.

“We are pleased with our results and progress in the first quarter of 2014 as we continue to execute our strategy of driving revenue and reducing our liabilities,” commented Oleg Firer, Chief Executive Officer of Net Element. “We are committed to building the underlying businesses as well as finding strategic opportunities to complement and accelerate the growth and profitability of the overall company to increase shareholder value.”

First Quarter 2014 Results

Net revenues were $4.8 million for the three months ended March 31, 2014 as compared to $0.9 million for the three months ended March 31, 2013. The increase in net revenues is primarily a result of the purchase of Unified Payments, LLC in April 2013.

Operating activities provided approximately $0.7 million of cash for three months ended March 31, 2014, contrasted with $7.2 million of cash used for the three months ended March 31, 2013. The net loss for the three months ended March 31, 2014 was $3.6 million as compared to a net loss of $3.2 million for the quarter ended March 31, 2013. The most significant increase in operating cash flow was caused by increased cash collections in TOT Money due to collection on billings in the current period as the business and operations of TOT Money are re-organized to replace its billing system and involvement of our former general director of TOT Money. For the three months ended March 31, 2014, accounts receivable and advances to aggregators provided $4.5 million in operating cash flow as compared to the three months ended March 31, 2013 which used $4.8 million for accounts receivable and advances to aggregators.

We reported a net loss of $3.6 million or ($0.11) per share, for the three months ended March 31, 2014 as compared with a net loss of $3.2 million, or ($0.11) per share, for the three months ended March 31, 2013. Loss from continuing operations (including loss attributable to the non-controlling interest) for the three months ended March 31, 2014 was $3.6 million or ($0.11) per share as compared to a loss from continuing operations of $2.9 million or ($.10) per share for three months ended March 31, 2013. Our net loss for the three months ended March 31, 2014 and 2013 primarily resulted from our impairment of goodwill, increase in provision for loan losses and general and administrative expenses.

Total liabilities decreased to $34.9 million at March 31, 2014 from $37.9 million at March 31, 2013. The exchange of our 10% interest in T1T Lab for the note due to T1T for $1.1 million is the primary driver of the reduction in related party payables. Additionally, our factoring agreement with Alfa Bank in Russia was reduced by $1.1 million to $7.4 million at March 31, 2014 versus $8.5 million at December 31, 2013 as we migrated to our own billing system and began using a new sales force directly managed by Net Element.

Additional information regarding Net Element’s results of operations for its first-quarter ended March 31, 2014 may be found in Net Element’s quarterly report on Form 10-Q, which was filed with the Security and Exchange Commission (SEC) on May 15, 2014 and may be obtained from the SEC’s Internet website at http://www.sec.gov.

NET ELEMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Quarter ended March 31
	2014	2013

Net revenues	$4,843,479	$868,150

Costs and expenses:
Cost of revenues	3,528,494	275,547
General and administrative (includes $52,050 and $0 of share based compensation for the quarter ended March 31, 2014 and 2013, respectively)	3,141,945	2,778,825
Provision for loan losses	101,711	406,585
Depreciation and amortization	591,699	35,710
Total costs and operating expenses	7,363,849	3,496,667
Loss from operations	(2,520,370)	(2,628,517)
Interest expense, net	(1,061,480)	(149,634)
Other expense	(235)	(84,550)
Loss from continuing operations before income tax provision	(3,582,085)	(2,862,701)
Income tax provision	(39,933)	-
Loss from continuing operations	(3,622,018)	(2,862,701)
Net loss attributable to the non-controlling interest	28,690	(188)
Discontinued operations:
Loss from operations of discontinued entities	-	(370,942)
Total discontinued operations	-	(370,942)
Net loss	(3,593,328)	(3,233,831)
Foreign currency translation (loss)	1,283,298	(26,073)
Comprehensive loss	$(2,310,030)	$(3,259,904)

Loss per share – basic and diluted continuing operations	$(0.11)	$(0.10)
Loss per share – basic and diluted discontinued operations	-	(0.01)
Total Net loss per share	$(0.11)	$(0.11)

Weighted average number of common shares outstanding - basic and diluted	32,273,298	28,224,893

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NET ELEMENT, INC.

UNAUDITED CONDENSED CONSOLDIATED BALANCE SHEETS

	Quarter ended March 31
	2014	2013
ASSETS
Current assets:
Cash	$777,031	$126,319
Accounts receivable, net	6,492,892	10,619,289
Advances to aggregators, net	1,023,039	1,109,538
Prepaid expenses and other assets	737,683	834,025
Total current assets	9,030,645	12,689,171
Fixed assets, net	115,002	137,267
Intangible assets, net	2,488,225	2,964,424
Goodwill	6,671,750	6,671,750
Investment in affiliate	-	46,113
Total assets	$18,305,622	$22,508,725

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,887,403	$3,190,215
Deferred revenue	267,705	239,398
Accrued expenses	2,816,992	3,484,963
Short term loans	7,421,795	8,478,810
Notes payable (current portion)	1,566,423	3,816,093
Due to related parties	318,300	1,451,357
Total current liabilities	15,278,618	20,660,836
Notes payable (non-current portion)	19,634,348	17,255,531
Total liabilities	34,912,966	37,916,367

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Preferred stock ($.01 par value, 1,000,000 shares authorized and no shares issued and outstanding)	-	-
Common stock ($.0001 par value, 100,000,000 shares authorized and 32,319,550 and 32,273,298 shares issued and outstanding at March 31, 2014 and March 31, 2013, respectively)	3,233	3,229
Paid in capital	104,804,856	103,486,144
Stock subscription	149,707	329,406
Accumulated other comprehensive income (loss)	1,112,748	(170,550)
Accumulated deficit	(122,524,155)	(118,930,828)
Noncontrolling interest	(153,733)	(125,043)
Total stockholders’ deficit	(16,607,344)	(15,407,642)
Total liabilities and stockholders’ deficit	$18,305,622	$22,508,725

About Net Element (NASDAQ: NETE)

Net Element (NASDAQ: NETE) is a global technology-driven group specializing in mobile payments and value-added transactional services. The company owns and operates a global mobile payments and transaction processing provider, TOT Group. TOT Group companies include Unified Payments, recognized by Inc. Magazine as the #1 Fastest Growing Private Company in America in 2012, Aptito, a next generation cloud-based point of sale payments platform, and TOT Money, which has a leading position in Russia and has been ranked as the #1 SMS content provider by Beeline, Russia’s second largest telecommunications operator. Together with its subsidiaries, Net Element enables ecommerce and adds value to mobile commerce environments. Its global development centers and high-level business relationships in the United States, Russia and Commonwealth of Independent States strategically position the company for continued growth. The company has U.S. headquarters in Miami and international headquarters in Moscow. More information is available at www.netelement.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the extent that Net Element or its business continues to grow and whether there will be ongoing annualized savings for losses previously associated with the Company’s divested businesses. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element’s ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element’s ability to successfully expand in existing markets and enter new markets; (iv) Net Element’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element’s business; (viii) changes in government licensing and regulation that may adversely affect Net Element’s business; (ix) the risk that changes in consumer behavior could adversely affect Net Element’s business; (x) Net Element’s ability to protect its intellectual property; (xi) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk that the U.S. government may decide to impose sanctions or other legal restrictions on U.S. businesses doing business in Russia; and (xii) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the previously filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Source: Net Element

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